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Exhibit (a)(1)(iv)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Sauer-Danfoss Inc.
at
$58.50 Net Per Share
by
Danfoss Acquisition, Inc.
a wholly owned subsidiary of
Danfoss A/S

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON APRIL 11, 2013, UNLESS THE OFFER IS EXTENDED.

March 15, 2013

To Brokers, Dealers, Commercial Banks,
Trust Companies, Custodians and Other Nominees:

        We have been engaged by Danfoss Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Danfoss A/S, a corporation organized under the laws of Denmark ("Parent"), to act as information agent (the "Information Agent") in connection with the Purchaser's offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sauer-Danfoss Inc., a Delaware corporation (the "Company"), that are not already owned by Parent and its subsidiaries (collectively, excluding the Company and its subsidiaries, the "Danfoss Group") at a purchase price of $58.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 15, 2013 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Offer is conditioned upon, among other things, satisfaction of a non-waivable condition that there shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the issued and outstanding Shares, excluding Shares owned by (a) the Danfoss Group and their affiliates (including Bitten & Mads Clausens Fond, the controlling stockholder of Parent, but excluding the Company and its subsidiaries), (b) the officers and directors of any member of the Danfoss Group or its affiliates (other than the Company and its subsidiaries), and (c) the officers and directors of the Company. There is no financing condition to the Offer. Other conditions to the Offer are described under "The Offer—Section 12—Conditions of the Offer" in the Offer to Purchase.

        The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on April 11, 2013, unless the Offer is extended.

        Enclosed herewith are the following documents:

          1.     Offer to Purchase, dated March 15, 2013.

          2.     The Letter to Stockholders of the Company from the Company's Chief Executive Officer, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

          3.     Letter of Transmittal, including a Substitute Form W-9, for use by stockholders of the Company in accepting the Offer and tendering Shares.

          4.     Notice of Guaranteed Delivery.

          5.     A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 11, 2013, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 1, 2013, by and among Parent, the Purchaser and the Company (together with any amendments or supplements thereto, the "Merger Agreement"), under which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Purchaser will be merged with and into the Company, and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each issued and outstanding Share (other than Shares held in the treasury of the Company or owned by Parent, the Purchaser or any wholly owned subsidiary of Parent or the Company or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive from Purchaser an amount in cash equal to the Offer Price, without interest thereon and less any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in the Offer to Purchase.

        The board of directors of the Company, based on the unanimous recommendation of a special committee comprised solely of independent and disinterested directors, has unanimously (other than directors nominated to the Company Board of Directors by Parent, each of whom abstained) adopted resolutions: (a) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (b) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; (c) recommending that the holders of Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer and (d) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when the Purchaser gives written notice to Wells Fargo Bank, N.A. (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Transfer Facility confirmation with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Transfer Facility confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        The Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        The Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person, other than the Information Agent and the Depositary as described in the Offer to Purchase, for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

        In order to tender Shares pursuant to the Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined under "The Offer—Section 3—Procedure for Tendering Shares" of the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to and timely received by the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

        Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or as otherwise described in "The Offer—Section 14—Fees and Expenses" of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described under "The Offer—Section 3—Procedure for Tendering Shares" of the Offer to Purchase and in the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

                      Very truly yours,

                      MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OTHER THAN THE ENCLOSED DOCUMENTS OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

Enclosures

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
Telephone: (212) 929-5500 (call collect)
or
Toll Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

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  Exhibit (a)(1)(iv)